Exhibit (k)(2)

ESCROW AGREEMENT

This ESCROW AGREEMENT (the “Agreement”) is made and entered into this ___ day of              , 2011, by and between the Paramount Access Fund, a Delaware statutory trust (the “Fund”), UMB Fund Services, Inc., as recordkeeper (“UMBFS”) and UMB Bank, N.A., a national banking association organized and existing under the laws of the United States of America, as escrow agent (the “Escrow Agent”).

WITNESSETH:

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a non-diversified, closed-end management investment company authorized to offer and sell membership interests (“Interests) in the Fund in reliance on exemptions provided in the Securities Act of 1933, as amended (the “1933 Act”) and state securities laws for transactions not involving any public offering; and

WHEREAS, the Fund generally accepts subscription proceeds for Interests on the first day of each month and may accept requests for the repurchase of Interests in accordance with the terms of the terms of the Fund’s confidential private placement memorandum; and

WHEREAS, the Fund desires to appoint UMB Bank, N.A. as escrow agent for the purpose of holding investment proceeds tendered by investors prior to the time such funds are transferred to the Fund for investment.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

1.	Appointment and Delegation.

The Fund hereby appoints UMB Bank, N.A. as Escrow Agent, on the terms set forth in this Agreement.  UMB Bank, N.A. hereby agrees to serve as Escrow Agent on the terms set forth in this Agreement.  The Fund hereby authorizes UMBFS, in its capacity as recordkeeper, to provide instructions to the Escrow Agent on the Fund’s behalf in accordance with the terms of this Agreement.

2.	Procedures.

(a)         The Fund will establish an escrow account with the Escrow Agent consisting of four (4) segregated sub-accounts, the Subscription Sub-Account, the Repurchase Sub-Account, the Income Sub-Account and the Holdback Sub-Account. Purchase payments periodically received by UMBFS (the “Purchase Proceeds”) will be deposited into the Subscription Sub-Account. Proceeds from periodic repurchases of Interests by the Fund from its subscribers (“Repurchase Proceeds”) will be deposited into the Repurchase Sub-Account, less a five percent (5%) withholding (the “Holdback Amount”), if applicable.  Any Holdback Amount will be deposited into the Holdback Sub-Account (the Subscription Sub-Account, the Repurchase Sub-Account and the Holdback Sub-Account shall be referred to collectively as the “Escrow Accounts”).

(b)         Simultaneously with any deposit of Purchase Proceeds, UMBFS will deliver to the Escrow Agent a cash letter (the “Cash Deposit Letter”) confirming the amount of the Purchase Proceeds so delivered.  In the event the Fund or UMBFS provides written notice to the Escrow Agent that an underlying purchase order has been revoked in the form of a cash letter (the “Purchase Reversal Letter”), the Escrow Agent shall promptly (but in no event later than the close of business on the day of receipt of such Purchase Reversal Letter in accordance with subparagraph (d) or Paragraph 4) transfer from the Subscription Sub-Account the Purchase Proceeds specified in the Purchase Reversal Letter to UMBFS in accordance with the payment procedures in Paragraph 4.  The Escrow Agent shall have no duty or obligation with respect to the collection of any Purchase Proceeds.

(c)         On the last business day of each calendar month, UMBFS will deliver to the Escrow Agent a cash letter instructing the Escrow Agent to disburse the Purchase Proceeds, if any, on deposit (the “Cash Disbursement Letter”).

(d)         The Escrow Agent shall provide the Fund and UMBFS with a statement of the assets held and transactions of the Escrow Accounts on a monthly basis and shall provide electronic access on a daily basis.  At the Escrow Agent’s request, UMBFS shall provide periodic summaries of Escrow Account activity.

(e)         The Escrow Agent shall invest all amounts deposited in the Escrow Accounts with it hereunder, and earnings thereon, if any, in the UMB Money Market Special Account.  All monies must be deposited to the Escrow Accounts prior to 4:00 p.m. CT in order to receive credit for that day’s earnings.  All investment earnings on the Escrow Accounts shall be transferred on the first business day of each month to the Income Sub-Account.  In turn, the earnings will be swept to the Fund’s custody account on the first business day of the month.

(f)          The Fund may from time to time deposit Repurchase Proceeds in the Repurchase Sub-Account.  Following the last business day of each calendar quarter and upon the instruction of the Fund, during which repurchases occur, UMBFS will deliver to the Escrow Agent a cash letter to disburse the Repurchase Proceeds, if any, on deposit in custody, and a cash letter to move the Repurchase Proceeds out of the Repurchase Sub-Account for disbursement to investors (each, a “Repurchase Disbursement Letter”).

(g)         On an annual basis and in accordance with the Fund’s instruction, UMBFS will deliver to the Escrow Agent a cash letter to disburse the Holdback Amount, if any, on deposit in the Holdback Sub-Account (the “Holdback Disbursement Letter”).

(h)         In the event an adjustment needs to be made in connection with any money movement hereunder, UMBFS shall deliver to the Escrow agent a cash letter specifying the corrective action to be taken.

(i)          Prior to delivery, in accordance with the terms of this Agreement, to it or its designated agents of the Purchase Proceeds or Repurchase Proceeds, the Fund or its agents shall have no title, right, claim, lien or any other interest in the funds held in escrow hereunder, and such funds shall under no circumstances be available to the Fund or its agents or their creditors for payment or reimbursement for liabilities or indebtedness.

3.         Compensation.

For its services hereunder, the Escrow Agent shall be entitled to a one-time account acceptance fee of $500, plus an annual escrow fee of $600 for the Escrow Accounts and transaction fees of $5 per deposit and/or distribution.  In addition to the foregoing fees, all reasonable out-of-pocket expenses relating to the administration of this Agreement and the Escrow Accounts such as, but not limited to, wire fees, postage, shipping, courier, telephone and facsimile charges will be paid directly by the Fund.

4.         Payment Procedures.

(a)           Whenever payments are required to be made to the Escrow Agent under this Agreement, such payments shall be made by electronic transfer per the following instructions:

UMB Bank, N.A., Kansas City, Missouri
ABA # 101000695
A/C # 9800006823
A/C Name: Trust Clearing
Ref: Paramount Access Fund
Attn: Lara Stevens

(b)             Whenever payments are required to be made by the Escrow Agent to UMBFS under this Agreement, such payments shall be made by electronic transfer per the following instructions:

UMB Bank, N.A., Kansas City, Missouri
ABA #101000695
A/C # 9871976521
Ref: Paramount Access Fund

(c)         Every cash letter delivered to the Escrow Agent hereunder pursuant to Paragraph 2 shall bear the signature of two (2) authorized UMBFS signers.  If requested by UMBFS, each cash letter shall also bear the countersignature of one (1) authorized Fund signer.  In connection with the execution of this Agreement, UMBFS shall deliver to the Escrow Agent, and the Fund shall deliver to UMBFS, a list of authorized signers, together with a certificate of incumbency and specimen signatures.    The party providing such certificate may provide an updated certificate evidencing the appointment, removal or change of authority of any authorized signer, it being understood that the party relying on such certificate shall not be held to have notice of any change in the authority of any authorized signer until receipt of written notice thereof.

(d)         A cash letter must be received by the Escrow Agent by 3:00 p.m. CT on the day such cash letter is transmitted in order for the instructions contained in such cash letter to be honored on that day.

5.	Representations.

The Fund represents and warrants as follows:

(a)         it is duly organized and in good standing under the laws of the State of Delaware and all necessary action has been taken by it and it is duly authorized to enter into this Agreement;

(b)         its Tax Identification Number is 45-6268324;

(c)         this Agreement and all other documents related to the transactions described herein have been duly executed and delivered by the Fund and constitute the legal, valid and binding obligations of the Fund, enforceable in accordance with their respective terms;

(d)         the execution, delivery and performance of this Agreement and all other documents related to the transactions described herein by the Fund do not and will not breach or violate or cause a default under its trust agreement or any provision of any agreement, instrument, judgment, injunction or order applicable to or binding upon it.

6.	Miscellaneous.

(a)	It is understood and agreed, further, that the Escrow Agent shall:

(i)          be under no duty to pay and transfer any monies hereunder, unless the same shall have been first received by the Escrow Agent pursuant to the provisions of this Agreement;

(ii)         be under no duty to accept any information from any person or entity other than the Fund or UMBFS, and then only to the extent and in the manner expressly provided for in this Agreement;

(iii)        act hereunder as a depository only and be protected in acting upon any written instruction or notice provided by the Fund or UMBFS pursuant to this Agreement and the information contained therein without responsibility to determine the validity or sufficiency of the same, and be protected in acting upon any other notice, opinion, request, certificate, approval, consent or other paper delivered to it and represented to it to be genuine and to be signed by the proper party or parties provided that the Escrow Agent has not acted fraudulently, in bad faith, in reckless disregard of its duties, negligently or with willful misconduct;

(iv)        be indemnified and held harmless by the Fund against any claim made against it by reason of its acting or failing to act in connection with any of the transactions contemplated hereby and against any loss, liability, cost, suit or expense, including the expense of defending itself against any claim of liability it may sustain in carrying out the terms of this Agreement except such claims which are occasioned by its fraud, bad faith, reckless disregard of its duties, negligence or willful misconduct;

(v)         have no liability or duty to inquire into the terms and conditions of any subscriptions for Interests, and that its duties and responsibilities shall be limited to those expressly set forth under this Agreement and are purely ministerial in nature;

(vi)        be permitted to consult with counsel of its choice, including in-house counsel, and shall not be liable for any action taken, suffered or omitted by it in good faith in accordance with the advice of such counsel, provided, however, that nothing contained in this Subparagraph (f), nor any action taken by the Escrow Agent, or of any such counsel, shall relieve the Escrow Agent from liability for any claims which are occasioned by its fraud, bad faith, reckless disregard of its duties, negligence or willful misconduct, all as provided in Subparagraph (d) above;

(vii)       not be bound by any amendment or revocation of this Agreement, unless the same shall be in writing and signed by all of the parties of this Agreement;

(viii)      be entitled to refrain from taking any action other than to keep all property held by it in escrow hereunder until it shall be directed otherwise in writing by the Fund, or by a final judgment by a court of competent jurisdiction, provided that it shall be uncertain as to its duties and rights hereunder (including, without limitation, the receipt of conflicting instructions or directions from any of the parties hereto or any third parties);

(ix)         have no liability for following the instructions herein contained or expressly provided for, or written instructions given by, the Fund or UMBFS in accordance with the terms of this Agreement;

(x)          have the right, at any time, to resign hereunder by giving written notice of its resignation to the Fund at the address as set forth in Subparagraph (l) hereof, at least sixty (60) days before the date specified for such resignation to take effect, and upon the effective date of such resignation;

(A)
all cash and other funds and all other property then held by the Escrow Agent hereunder shall be delivered by it to such successor Escrow Agent as may be designated in writing by the Fund, whereupon the Escrow Agent’s obligations hereunder shall cease and terminate;

(B)
if no such successor Escrow Agent has been designated by such date, all obligations of the Escrow Agent hereunder shall, nevertheless, cease and terminate, and the Escrow Agent’s sole responsibility thereafter shall be to keep all property then held by it and to deliver the same to a person designated in writing by the Fund or in accordance with the directions of a final order or judgment of a court of competent jurisdiction; yet, if no such designation, order or judgment is received by Escrow Agent within sixty (60) days after its giving such resignation notice, it is unconditionally and irrevocably authorized and empowered to petition a court of competent jurisdiction for directions.

(xi)         be reimbursed by the Fund upon its request for all reasonable costs, fees, charges, expenses, disbursements and advances incurred or made by it in accordance with any provision of this Agreement, or as a result of the acceptance of this Agreement.

(b)       all deliveries and notices to the Escrow Agent shall be in writing and shall be sent or delivered to:

UMB Bank, N.A., as Escrow Agent
Attn:  Lara L. Stevens, ext. 3017
1010 Grand Boulevard, 4th Floor
Kansas City, MO  64106
Facsimile: (816) 860-3029

All deliveries and notices hereunder to the Fund shall be in writing and shall be sent or delivered to:

Paramount Access Fund
Millennium Tower, Suite 750
15455 N. Dallas Parkway
Addison, Texas 75001
Attention:  Mark Fordyce
Facsimile: (214) 509-6080

All deliveries and notices hereunder to UMBFS shall be in writing and shall be sent or delivered to:

UMB Fund Services, Inc.
Attn: Suzanne P. Norman Barnes
803 West Michigan Street
Milwaukee, WI  53233
Facsimile: (414) 271-3954

(c)       Nothing in this Agreement is intended to or shall confer upon anyone other than the parties hereto any legal or equitable right, remedy or claim.  This Agreement shall be construed in accordance with the laws of the State of Missouri and may be amended or settled only by a writing executed by the parties thereto.

(d)       This Agreement may be executed in multiple counterparts, each of which shall be regarded for all purposes as an original, and such counterparts shall constitute but one and the same instrument.   In addition, the transaction described herein may be conducted and related documents may be stored by electronic means.  Copies, telecopies, facsimiles, electronic files and other reproductions of original executed documents shall be deemed to be authentic and valid counterparts of such original documents for all purposes, including the filing of any claim, action or suit in the appropriate court of law.

(e)         In order to comply with provisions of the USA PATRIOT Act of 2001, as amended from time to time, Escrow Agent may request certain information and/or documentation to verify, confirm and record identification of persons or entities who are parties to the Agreement.

(f)          Each of the Escrow Agent and UMBFS agree on behalf of itself and its employees to treat confidentially and as proprietary information of the Fund all records relative to the Fund’s subscribers, not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, and not to disclose such information except where the Escrow Agent and/or UMBFS may be exposed to civil or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities or court process, when subject to governmental or regulatory audit or investigation, or when so requested by the Fund. In case of any requests or demands for inspection of the records of the Fund, the party receiving the request or demand will endeavor to notify the Fund promptly and to secure instructions from a representative of the Fund as to such inspection unless prohibited by law from making such notification.  Records and information which have become known to the public through no wrongful act of the Escrow Agent or UMBFS or any of their employees, agents or representatives, and information which was already in the possession of the Escrow Agent or UMBFS prior to the date hereof, shall not be subject to this paragraph.  This provision will survive the termination of this Agreement.

(g)         The Fund may terminate this Agreement upon 60 days advance written notice.  However, Escrow Agent and UMBFS agree to waive such notice requirement in the event the Fund’s Board of Trustees decides to liquidate the Fund.

(h)         If by reason of Force Majeure, one of the parties hereto is unable in whole or in part to act in accordance with this Agreement (“Non-Performing Party”), the Non-Performing Party shall not be deemed in default during the continuance of such inability provided, however, that the other parties to this Agreement shall have the right to terminate this Agreement upon written notice to the other parties if the Non-Performing Party is unable to satisfy its obligations under this Agreement for fourteen (14) days due to such Force Majeure.

  The term "Force Majeure" as used herein shall mean without limitation: acts of God; strikes or lockout; acts of public enemies; insurrections; riots; epidemics; lightening; earthquakes; fire; storms; flood; washouts; droughts; arrests; restraint of government and people; civil disturbances; and explosions.

  The Non-Performing Party shall, however, remedy, with all reasonable dispatch, any such cause to the extent within its reasonable control, which prevents it from carrying out its obligations contained herein.

(i)          Any waiver by either party of any provision or condition of this Agreement shall not be construed or deemed to be a waiver of any other provision or condition of this Agreement, nor a waiver of a subsequent breach of the same provision or condition.

(j)          If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid by any court of competent jurisdiction, the remaining portion or portions shall be considered severable and shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if this Agreement did not contain the particular part, term or provision held to be illegal or invalid.

(k)         Escrow Agent shall retain all records relating to the service provided and supporting documentation for a minimum of five (5) years after its creation.  During the term of this Agreement, Escrow Agent agrees to make such records and supporting documentation available to the Fund for any audit, including, but not limited to, by any state or federal government entity.  Notwithstanding anything herein to the contrary, upon the termination of this Agreement or the liquidation of the Fund, UMBFS and Escrow Agent shall deliver the records of the Fund in the form maintained by UMBFS and Escrow Agent (to the extent permitted by applicable license agreements) to the Fund or person(s) designated by the Fund at the Fund’s cost and expense, and thereafter the Fund or its designee shall be solely responsible for preserving the records for the periods required by all applicable laws, rules and regulations. UMBFS and Escrow Agent shall be entitled to maintain a copy of such records for the sole purpose of defending themselves against any action arising under or as a result of this Agreement or as otherwise required or permitted by law.  The Fund shall be responsible for all expenses associated with the movement (or duplication) of records and materials and conversion thereof to a successor service providers, including all reasonable trailing expenses UMBFS and Escrow Agent.  In addition, in the event of termination of this Agreement, or the proposed liquidation or merger of the Fund, and the Fund requests UMBFS or Escrow Agent to provide additional services in connection therewith, UMBFS or Escrow Agent shall provide such services and be entitled to such compensation as the parties may mutually agree.

(l)          Nothing in this Agreement is intended to, or shall be deemed to constitute a partnership, association or joint venture between the parties hereto in the conduct of the provisions of this Agreement.  UMBFS and Escrow Agent shall each have at all times the status of an independent contractor without the right or authority to impose tort, contractual or any other liability on the Fund.

(m)        The undersigned represent and warrant that they are duly authorized to execute this Agreement on behalf of the respective parties.

7.	Tax Reporting.

The parties hereto agree that for purposes of tax reporting, all interest or other income, if any, attributable to the Escrow Accounts pursuant to this Agreement shall be allocable to the Fund.  The Fund agrees to provide the Escrow Agent with an Internal Revenue Service Form W-9 upon execution of this Agreement.  The Fund understands that if such tax reporting documentation is not so certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code, as amended from time to time, to withhold a portion of any interest or other income earned on the investment of monies or other property held by the Escrow Agent pursuant to this Agreement.  The Escrow Agent will prepare and send notifications on Form 1099 for each calendar year for which such Form is required during the term hereof.

IN WITNESS WHEREOF, the parties hereto have caused the Escrow Agreement to be executed by their respective duly authorized officers.

PARAMOUNT ACCESS FUND

By:
Title:

UMB BANK, N.A., AS ESCROW AGENT

By:
Title:

UMB FUND SERVICES, INC.

By:
Title: